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                                                                    EXHIBIT 99.1


               [ILLINOIS SUPERCONDUCTOR CORPORATION LETTERHEAD]


                                                        NEWS

                                                                RELEASE

FOR IMMEDIATE RELEASE                          CONTACT:  Stephen G. Wasko
                                               PHONE:   (847) 391-9400
                                               Internet:  mary_williams@ilsc.com

            ILLINOIS SUPERCONDUCTOR CORPORATION APPOINTS NORTHERN
              TELECOM EXECUTIVE TO KEY SALES AND MARKETING POST

        Mount Prospect, IL (April 14, 1997) -- Illinois Superconductor Corporation (Nasdaq: ISCO) today announced the appointment of Robert A. Riccitelli to the position of vice president, sales and marketing.

        Riccitelli, 40, will be responsible for leading worldwide sales and marketing activities for the company, whose products include the award-winning SpectrumMaster(TM) filter and the newly introduced RangeMaster(TM) high performance receiver front-end product for cellular and Personal Communications Services (PCS) base stations.

        Prior to joining Illinois Superconductor, Riccitelli spent 17 years in various telecommunications sales positions at Northern Telecom, where he most recently served as vice president of sales for Nortel Wireless Networks.

        "ISCO is extremely happy to have a wireless equipment sales executive of Bob Riccitelli's caliber join our company," said Ora Smith, president and CEO. "Bob has a great record of success in selling base station equipment into the cellular and PCS infrastructure markets, and these are exactly the segments we are targeting. We look forward to having Bob help us accelerate our sales and marketing efforts."

        "I am very excited to join the Illinois Superconductor team," said Riccitelli. "The company's SpectrumMaster(TM) and RangeMaster(TM) products offer wireless carriers unique solutions in their ongoing efforts to reduce interference and cost-effectively increase coverage."

        Riccitelli received a bachelor's degree in business from Syracuse University, and will be relocating with his family to the Chicago area from Dallas.

        Illinois Superconductor Corporation (ISC) is a leader in the commercialization of high temperature superconducting (HTS) technology for the wireless telecommunications industry. The company develops, manufactures, and markets radio frequency (RF) products to enhance the quality and capacity of cellular telephone and other wireless telecommunications services.


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